EXHIBIT 99.1

Evolution Petroleum Reports Fiscal Third Quarter 2025 Results and Declares Quarterly Cash Dividend for Fiscal Fourth Quarter

– Declares Quarterly Dividend of $0.12 for Fiscal Fourth Quarter 2025 –

HOUSTON, TX — May 13, 2025 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal third quarter ended March 31, 2025. Evolution also declared its 47th consecutive quarterly cash dividend of $0.12 per common share for the fiscal 2025 fourth quarter.

Financial & Operational Highlights

($ in thousands)	Q3 2025	Q2 2025	Q3 2024	% Change vs Q3/Q2	% Change vs Q3/Q3	2025 YTD	2024 YTD	% Change vs YTD'24
Average BOEPD	6,667	6,935	7,209	(4)%	(8)%	7,033	6,651	6%
Revenues	$22,561	$20,275	$23,025	11%	(2)%	$64,732	$64,650	—%
Net Income (Loss) (1)	$(2,179)	$(1,825)	$289	NM	NM	$(1,939)	$2,845	NM
Adjusted Net Income (Loss) (1)(2)	$806	$(841)	$978	NM	(18)%	$701	$3,597	(81)%
Adjusted EBITDA(3)	$7,421	$5,688	$8,476	30%	(12)%	$21,234	$22,011	(4)%

(1)	"NM" means "Not Meaningful."
(2)	Adjusted Net Income is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
(3)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
●	Fiscal Q3 production was 6,667 average barrels of oil equivalent per day ("BOEPD"), with oil accounting for 52% of revenue, natural gas accounting for 35%, and natural gas liquids ("NGLs") accounting for 13% of revenue during the quarter.
●	Amid market volatility in fiscal Q3, the Company benefited from its diversified energy portfolio, as reflected by a 30% increase in Adjusted EBITDA(3) versus fiscal Q2.
●	Fiscal Q3 revenue rose 11% versus Fiscal Q2, largely driven by the strength of natural gas revenue, which increased 34% during the quarter.
●	$4.1 million returned to shareholders in the form of cash dividends during fiscal Q3, and $4.0 million of principal repaid on its Senior Secured Credit Facility.
●	Activities subsequent to quarter end:
o	Four gross new wells were brought online at the Chaveroo Field under budget, with early production rates exceeding expectations.
o	Closed the highly accretive $9.0 million acquisition of non-operated oil and natural gas assets located in New Mexico, Texas, and Louisiana (the "TexMex" acquisition).
o	As of today, production adds from the four new gross Chaveroo wells and TexMex are contributing more than 850 net BOEPD to production.

Kelly Loyd, President and Chief Executive Officer, commented: "We are maintaining our quarterly dividend at $0.12 per share for the twelfth consecutive quarter, underscoring our commitment to sustainable shareholder returns as well as our confidence in the strength of our asset base, even in a volatile commodity price environment.

"Our third quarter results reflect the benefits of our balanced, long-life portfolio of producing assets that are capable of both flourishing in attractive price environments and withstanding cyclical lows. Despite weather and maintenance-related downtime, which affected production, we were able to more than meet all of our capital obligations during the quarter, including ~$8.5 million in dividend and capex payments, as well as repayment of $4.0 million of principal on our Senior Secured Credit Facility.

"Subsequent to quarter end, we closed the TexMex acquisition and turned in-line our latest four Chaveroo wells. TexMex and the four new gross Chaveroo wells are currently contributing more than 850 net BOEPD to production. We also expect to benefit from recent and ongoing drilling activities in our SCOOP/STACK area. When combined with the strength in natural gas prices, these production additions are expected to meaningfully benefit our next fiscal quarter.

Mr. Loyd concluded, "In coordination with our Chaveroo partner, we have agreed to delay the start of our third development block until later into our fiscal year 2026. Our current focus is on acquiring oil-weighted, low-decline producing properties at discounted prices, or natural gas properties which can be hedged favorably for years to come, while strategically deferring development of our high-value, oil-weighted locations, preserving value for our shareholders until oil market conditions improve. Maintaining our dividend is a top priority, and we believe our resilient portfolio and strong financial position will enable us to continue with our dividend program well into the future."

Fiscal Third Quarter 2025 Financial Results

Total revenues decreased 2% to $22.6 million compared to $23.0 million in the year-ago quarter. The decline was driven primarily by an 8% decrease in production volumes, partially offset by a 7% increase in average realized commodity prices. The decrease in production volumes was primarily due to planned maintenance at the central facility and NGL plant downtime at Delhi Field, January winter weather impacts at Barnett Shale, as well as natural production declines, partially offset by additional production from the Company's SCOOP/STACK properties acquired in February 2024.

Lease operating costs ("LOE") increased to $13.4 million compared to $12.6 million in the year-ago quarter. The increase was driven by CO2 purchases at Delhi Field, which resumed in October 2024 after being suspended in February 2024, coupled with a full quarter of the Company's SCOOP/STACK properties acquired in February 2024, increasing lease operating costs by $0.5 million compared to the year-ago quarter. On a per unit basis, total LOE increased 16% to $22.32 per BOE compared to $19.24 per BOE in the year-ago quarter.

Depletion, depreciation, and accretion expense was $5.0 million compared to $5.9 million in the year-ago period. On a per BOE basis, the Company's current quarter depletion rate decreased to $7.68 per BOE compared to $8.43 per BOE in the year-ago period due to a decrease in its depletable base.

General and administrative ("G&A") expenses, excluding stock-based compensation, were $1.9 million for both the current and year-ago periods. On a per BOE basis, G&A expenses increased to $3.22 compared to $2.85 in the year-ago period. The increase per unit is the result of decreased production in the current period.

The Company reported a net loss of $2.2 million or $(0.07) per share, compared to net income of $0.3 million or $0.01 per share in the year-ago period. Excluding the impact of unrealized losses, adjusted net income was $0.8 million or $0.02 per diluted share, compared to adjusted net income of $1.0 million or $0.03 per diluted share in the prior quarter.

Adjusted EBITDA was $7.4 million compared to $8.5 million in the year-ago period. The decrease was primarily due to decreased revenue as a result of lower production and higher total operating costs due to CO2 purchases at Delhi Field, which resumed in October 2024 after being suspended in February 2024.

Production & Pricing

Average price per unit:	Q3 2025	Q3 2024	% Change vs Q3/Q3
Crude oil (BBL)	$68.42	$73.06	(6)%
Natural gas (MCF)	3.87	2.77	40%
Natural Gas Liquids (BBL)	32.28	25.26	28%
Equivalent (BOE)	37.60	35.10	7%

Total production for the third quarter of fiscal 2025 decreased 7.5% to 6,667 net BOEPD compared to 7,209 net BOEPD in the year-ago period. Total production for the third quarter of fiscal 2025 included 1,911 barrels per day ("BOPD") of crude oil, 3,723 BOEPD of natural gas, and 1,033 BOEPD of NGLs. The decrease in total production was driven by planned maintenance at the central facility and NGL plant downtime at Delhi Field, January winter weather impacts at Barnett Shale, as well as natural production declines partially offset by additional production from the Company's SCOOP/STACK properties acquired in February 2024. Total oil and natural gas liquids production generated 65% of revenue for the quarter compared to 75% in the year-ago period.

The Company's average realized commodity price (excluding the impact of derivative contracts) increased 7% to $37.60 per BOE, compared to $35.10 per BOE in the year-ago period. These increases were primarily driven by an increase of approximately 40% in realized natural gas prices year over year.

Operations Update

At SCOOP/STACK, the Company brought online 13 gross wells fiscal year-to-date, with an additional five wells in progress.

At Chaveroo, the Company successfully completed and brought online four new gross wells in the second development block. These wells were completed on schedule and under budget. Although very early in the productive life of the wells, production rates are significantly exceeding expectations.

In the Williston Basin, oil production was up quarter over quarter as a result of deferred oil sales at the end of Q2 to Q3. Gas and NGLs increased quarter over quarter, benefiting from a full quarter of gas sales. The Williston field continues to generate solid returns.

At Delhi, production was temporarily affected by planned maintenance at the Delhi Central Facility, which resulted in a shutdown of the entire field for a few days and at the NGL Plant for approximately two weeks.  At the end of the quarter, the decision was made to switch from purchasing CO2 volumes to additional water injection.  The operator will continue to inject approximately 300 MMCFPD of recycled CO2.  The Company and the operator believe this will be the most economical way to run the field and will significantly reduce operating costs while maximizing cash flow.

Jonah remained steady, with a temporary dip in volumes during February due to the impact of winter weather. However, strong winter natural gas pricing contributed positively to overall cash flow for the quarter.

Barnett Shale delivered consistent cash-flow generation, reflecting its reliability and operational stability. Despite brief downtime in January due to winter storms, production remained steady overall, with improved realized pricing for natural gas and NGLs serving as a tailwind for financial results. These favorable pricing dynamics helped offset broader commodity price weakness and underscore Barnett’s continued role as a valuable contributor to our diversified portfolio.

Balance Sheet, Liquidity, and Capital Spending

On March 31, 2025, cash and cash equivalents totaled $5.6 million, with a working capital deficit of $2.7 million primarily due to unrealized losses on current derivative contracts, which vary quarter-to-quarter based on forecasted commodity prices at the end of each quarter. Evolution had $35.5 million of borrowings outstanding under its revolving credit facility and total liquidity of $20.1 million, including cash and cash equivalents. In Fiscal Q3, Evolution paid $4.1 million in common stock dividends, $4.0 million in repayments of borrowings of its Senior Secured Credit Facility, $1.8 million in deposits for its TexMex Acquisition, and $4.4 million in capital expenditures. During the quarter ended March 31, 2025, the Company sold a total of approximately 0.2 million shares of its common stock under its At-the-Market Sales Agreement for net proceeds of approximately $1.1 million, after deducting less than $0.1 million in offering costs.

The Company has received approval from its lender, MidFirst Bank, to extend the maturity of the existing Senior Secured Credit Facility to April 2028 and increase their total commitments from $50.0 million to $55.0 million. Also, the Company expects to receive $10.0 million in additional commitments from a new lender, Prism Bank, bringing the total commitments to $65.0 million.

Cash Dividend on Common Stock

On May 12, 2025, Evolution's Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on June 30, 2025, to common stockholders of record on June 13, 2025. This will be the 47th consecutive quarterly cash dividend on the Company's common stock since December 31, 2013. To date, Evolution has returned approximately $130.7 million, or $3.93 per share, back to stockholders in common stock dividends.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, May 14, 2025, at 10:00 a.m. CT to review its fiscal third quarter 2025 financial and operating results. Participants can join online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=ASNQRrWs or by dialing (844) 481-2813. Dial-in participants should ask to join the Evolution Petroleum Corporation call. A replay will be available through May 14, 2026, via the webcast link provided and on Evolution's Investor Relations website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current and future expectations, potential results, and plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "may," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements.

Although the Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update any forward-looking statement.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2025	2024	2024	2025	2024
Revenues
Crude oil	$11,769	$14,538	$11,763	$38,269	$38,913
Natural gas	7,790	5,860	5,793	17,868	17,943
Natural gas liquids	3,002	2,627	2,719	8,595	7,794
Total revenues	22,561	23,025	20,275	64,732	64,650
Operating costs
Lease operating costs	13,388	12,624	12,793	37,971	36,865
Depletion, depreciation, and accretion	5,014	5,900	5,433	16,172	14,760
General and administrative expenses	2,573	2,417	2,654	7,754	7,522
Total operating costs	20,975	20,941	20,880	61,897	59,147
Income (loss) from operations	1,586	2,084	(605)	2,835	5,503
Other income (expense)
Net gain (loss) on derivative contracts	(3,802)	(1,183)	(1,219)	(3,223)	(1,183)
Interest and other income	55	63	52	164	283
Interest expense	(705)	(518)	(764)	(2,292)	(584)
Income (loss) before income taxes	(2,866)	446	(2,536)	(2,516)	4,019
Income tax (expense) benefit	687	(157)	711	577	(1,174)
Net income (loss)	$(2,179)	$289	$(1,825)	$(1,939)	$2,845
Net income (loss) per common share:
Basic	$(0.07)	$0.01	$(0.06)	$(0.07)	$0.09
Diluted	$(0.07)	$0.01	$(0.06)	$(0.07)	$0.08
Weighted average number of common shares outstanding:
Basic	33,433	32,702	32,934	33,027	32,692
Diluted	33,433	32,854	32,934	33,027	32,920

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	March 31, 2025	June 30, 2024
Assets
Current assets
Cash and cash equivalents	$5,601	$6,446
Receivables from crude oil, natural gas, and natural gas liquids revenues	10,707	10,826
Derivative contract assets	828	596
Prepaid expenses and other current assets	2,658	3,855
Total current assets	19,794	21,723
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties, net—full-cost method of accounting, of which none were excluded from amortization	133,514	139,685

Other noncurrent assets
Derivative contract assets	48	171
Other assets	3,038	1,298
Total assets	$156,394	$162,877
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$11,977	$8,308
Accrued liabilities and other	7,092	6,239
Derivative contract liabilities	3,453	1,192
State and federal taxes payable	—	74
Total current liabilities	22,522	15,813
Long term liabilities
Senior secured credit facility	35,500	39,500
Deferred income taxes	4,572	6,702
Asset retirement obligations	20,398	19,209
Derivative contract liabilities	1,742	468
Operating lease liability	—	58
Total liabilities	84,734	81,750
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 34,284,369 and 33,339,535 shares as of March 31, 2025
and June 30, 2024, respectively	34	33
Additional paid-in capital	45,786	41,091
Retained earnings	25,840	40,003
Total stockholders' equity	71,660	81,127
Total liabilities and stockholders' equity	$156,394	$162,877

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2025	2024	2024	2025	2024
Cash flows from operating activities:
Net income (loss)	$(2,179)	$289	$(1,825)	$(1,939)	$2,845
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	5,014	5,900	5,433	16,172	14,760
Stock-based compensation	642	549	659	1,860	1,585
Settlement of asset retirement obligations	(66)	(19)	(182)	(346)	(19)
Deferred income taxes	(2,101)	766	252	(2,130)	124
Unrealized (gain) loss on derivative contracts	3,926	1,063	1,368	3,426	1,063
Accrued settlements on derivative contracts	(57)	94	9	(114)	94
Other	(4)	(3)	(1)	(7)	—
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	(26)	(2,495)	29	(34)	(4,734)
Prepaid expenses and other current assets	965	(1,151)	(1,494)	1,400	(1,425)
Accounts payable, accrued liabilities and other	1,149	(1,629)	3,471	4,382	814
State and federal taxes payable	—	—	—	(74)	(365)
Net cash provided by operating activities	7,263	3,364	7,719	22,596	14,742
Cash flows from investing activities:
Acquisition deposits	(1,800)	—	—	(1,800)	—
Acquisition of oil and natural gas properties	(20)	(43,788)	(69)	(351)	(43,788)
Capital expenditures for oil and natural gas properties	(4,404)	(2,648)	(758)	(7,902)	(8,353)
Net cash used in investing activities	(6,224)	(46,436)	(827)	(10,053)	(52,141)
Cash flows from financing activities:
Common stock dividends paid	(4,109)	(4,003)	(4,082)	(12,224)	(12,037)
Common stock repurchases, including stock surrendered for tax withholding	(71)	(818)	(103)	(262)	(1,031)
Borrowings under senior secured credit facility	—	42,500	—	—	42,500
Repayments of senior secured credit facility	(4,000)	—	—	(4,000)	—
Issuance of common stock	1,145	—	2,259	3,404	—
Offering costs	(70)	—	(236)	(306)	—
Net cash provided by (used in) financing activities	(7,105)	37,679	(2,162)	(13,388)	29,432
Net increase (decrease) in cash and cash equivalents	(6,066)	(5,393)	4,730	(845)	(7,967)
Cash and cash equivalents, beginning of period	11,667	8,460	6,937	6,446	11,034
Cash and cash equivalents, end of period	$5,601	$3,067	$11,667	$5,601	$3,067

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2025	2024	2024	2025	2024
Net income (loss)	$(2,179)	$289	$(1,825)	$(1,939)	$2,845
Adjusted by:
Interest expense	705	518	764	2,292	584
Income tax expense (benefit)	(687)	157	(711)	(577)	1,174
Depletion, depreciation, and accretion	5,014	5,900	5,433	16,172	14,760
Stock-based compensation	642	549	659	1,860	1,585
Unrealized loss (gain) on derivative contracts	3,926	1,063	1,368	3,426	1,063
Adjusted EBITDA	$7,421	$8,476	$5,688	$21,234	$22,011

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2025	2024	2024	2025	2024
As Reported:
Net income (loss), as reported	$(2,179)	$289	$(1,825)	$(1,939)	$2,845

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	3,926	1,063	1,368	3,426	1,063
Selected items, before income taxes	$3,926	$1,063	$1,368	$3,426	$1,063
Income tax effect of selected items(1)	941	374	384	786	311
Selected items, net of tax	$2,985	$689	$984	$2,640	$752

As Adjusted:
Net income (loss), excluding selected items(2)	$806	$978	$(841)	$701	$3,597

Undistributed earnings allocated to unvested restricted stock	(96)	(21)	(100)	(274)	(73)
Net income (loss), excluding selected items for earnings per share calculation	$710	$957	$(941)	$427	$3,524

Net income (loss) per common share — Basic, as reported	$(0.07)	$0.01	$(0.06)	$(0.07)	$0.09
Impact of selected items	0.09	0.02	0.03	0.08	0.02
Net income (loss) per common share — Basic, excluding selected items(2)	$0.02	$0.03	$(0.03)	$0.01	$0.11

Net income (loss) per common share — Diluted, as reported	$(0.07)	$0.01	$(0.06)	$(0.07)	$0.08
Impact of selected items	0.09	0.02	0.03	0.08	0.03
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$0.02	$0.03	$(0.03)	$0.01	$0.11

(1)	The tax impact for the three months ended March 31, 2025 and 2024, is represented using estimated tax rates of 24.0% and 35.2%, respectively. The tax impact for the three months ended December 31, 2024, is represented using estimated tax rates of 28.0%. The tax impact for the nine months ended March 31, 2025 and 2024 is represented using estimated tax rates of 22.9% and 29.2%, respectively.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended March 31, 2025, and 2024, were each calculated based upon weighted average diluted shares of 33.6 million and 32.9 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended December 31, 2024, was calculated based upon weighted average diluted shares of 32.9 million due to the net income (loss), excluding selected items. The impact of selected items for the nine months ended March 31, 2025, and 2024, was each calculated based upon weighted average diluted shares of 33.2 million and 32.9 million, respectively, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2025	2024	2024	2025	2024
Revenues:
Crude oil	$11,769	$14,538	$11,763	$38,269	$38,913
Natural gas	7,790	5,860	5,793	17,868	17,943
Natural gas liquids	3,002	2,627	2,719	8,595	7,794
Total revenues	$22,561	$23,025	$20,275	$64,732	$64,650

Lease operating costs:
Ad valorem and production taxes	$1,473	$1,459	$1,441	$4,328	$4,009
Gathering, transportation, and other costs	2,913	2,527	2,889	8,592	6,926
Other lease operating costs	9,002	8,638	8,463	25,051	25,930
Total lease operating costs	$13,388	$12,624	$12,793	$37,971	$36,865

Depletion of full cost proved oil and natural gas properties	$4,607	$5,532	$5,024	$14,956	$13,680

Production:
Crude oil (MBBL)	172	199	179	555	519
Natural gas (MMCF)	2,011	2,115	2,125	6,364	6,091
Natural gas liquids (MBBL)	93	104	105	311	295
Equivalent (MBOE)(1)	600	656	638	1,927	1,829
Average daily production (BOEPD)(1)	6,667	7,209	6,935	7,033	6,651

Crude oil (BBL)	$68.42	$73.06	$65.72	$68.95	$74.98
Natural gas (MCF)	3.87	2.77	2.73	2.81	2.95
Natural Gas Liquids (BBL)	32.28	25.26	25.90	27.64	26.42
Equivalent (BOE)(1)	$37.60	$35.10	$31.78	$33.59	$35.35

Average cost per unit:
Ad valorem and production taxes	$2.46	$2.22	$2.26	$2.25	$2.19
Gathering, transportation, and other costs	4.86	3.85	4.53	4.46	3.79
Other lease operating costs	15.00	13.17	13.26	13.00	14.18
Total lease operating costs	$22.32	$19.24	$20.05	$19.71	$20.16

Depletion of full cost proved oil and natural gas properties	$7.68	$8.43	$7.87	$7.76	$7.48

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes and Average Sales Price (Unaudited)

	Three Months Ended
	March 31,				December 31,
	2025		2024		2024
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
SCOOP/STACK	28	$71.36	30	$78.71	35	$70.52
Chaveroo Field	8	56.78	15	76.39	9	67.55
Jonah Field	7	67.69	8	72.25	7	64.54
Williston Basin	34	64.35	35	70.29	30	64.64
Barnett Shale	3	68.03	3	73.05	2	65.99
Hamilton Dome Field	34	58.88	35	61.21	35	57.53
Delhi Field	58	76.04	73	77.08	60	68.66
Other	—	—	—	—	1	71.61
Total	172	$68.42	199	$73.06	179	$65.72
Natural gas (MMCF)
SCOOP/STACK	317	$4.91	214	$2.11	314	$2.89
Chaveroo Field	—	—	7	2.29	—	—
Jonah Field	758	4.02	843	3.94	803	3.21
Williston Basin	32	3.89	20	1.36	18	1.41
Barnett Shale	904	3.39	1,031	1.98	990	2.31
Total	2,011	$3.87	2,115	$2.77	2,125	$2.73
Natural gas liquids (MBBL)
SCOOP/STACK	13	$27.84	10	$25.14	18	$21.34
Chaveroo Field	—	—	1	22.86	—	—
Jonah Field	8	32.14	9	31.93	9	30.08
Williston Basin	8	23.74	4	23.96	2	17.86
Barnett Shale	49	33.48	59	22.85	57	25.86
Delhi Field	15	37.20	20	30.48	19	29.13
Other	—	—	1	25.87	—	—
Total	93	$32.28	104	$25.26	105	$25.90

Equivalent (MBOE)(1)
SCOOP/STACK	94	$41.90	76	$40.56	105	$35.48
Chaveroo Field	8	56.78	17	68.40	9	67.55
Jonah Field	141	26.63	158	26.72	150	22.14
Williston Basin	47	53.08	42	61.15	35	57.00
Barnett Shale	203	24.13	234	15.41	224	17.29
Hamilton Dome Field	34	58.88	35	61.21	35	57.53
Delhi Field	73	68.19	93	67.21	79	59.37
Other	—	—	1	25.87	1	71.61
Total	600	$37.60	656	$35.10	638	$31.78

Average daily production (BOEPD)(1)
SCOOP/STACK	1,044		835		1,141
Chaveroo Field	89		187		98
Jonah Field	1,567		1,736		1,630
Williston Basin	522		462		380
Barnett Shale	2,256		2,571		2,435
Hamilton Dome Field	378		385		380
Delhi Field	811		1,022		859
Other	—		11		12
Total	6,667		7,209		6,935

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Summary of Average Production Costs (Unaudited)

	Three Months Ended
	March 31,				December 31,
	2025		2024		2024
	Amount	Price	Amount	Price	Amount	Price
Production costs (in thousands, except per BOE):
Lease operating costs
SCOOP/STACK	$1,106	$11.74	$619	$8.18	$1,050	$9.97
Chaveroo Field	128	15.77	161	9.12	122	12.92
Jonah Field	2,184	15.51	2,313	14.63	2,196	14.62
Williston Basin	1,476	31.45	1,413	33.69	1,190	34.12
Barnett Shale	3,739	18.47	3,767	16.07	4,030	18.03
Hamilton Dome Field	1,237	36.36	1,566	45.34	1,188	34.18
Delhi Field	3,518	48.04	2,785	30.19	3,017	38.15
Total	$13,388	$22.32	$12,624	$19.24	$12,793	$20.05

Evolution Petroleum Corporation

Summary of Open Derivative Contracts (Unaudited)

For more information on the Company's hedging practices, see Note 7 to its financial statements included on Form 10-Q filed with the SEC for the quarter ended March 31, 2025.

The Company had the following open crude oil and natural gas derivative contracts as of May 12, 2025:

			Volumes in	Swap Price per	Floor Price per	Ceiling Price per
Period	Commodity	Instrument	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL	MMBTU/BBL
April 2025 - June 2025	Crude Oil	Fixed-Price Swap	25,571	$73.49
April 2025 - June 2025	Crude Oil	Collar	41,601		$65.00	$84.00
April 2025 - December 2025	Crude Oil	Fixed-Price Swap	32,229	72.00
July 2025 - December 2025	Crude Oil	Fixed-Price Swap	81,335	71.40
January 2026 - March 2026	Crude Oil	Collar	43,493		60.00	75.80
April 2026 - June 2026	Crude Oil	Fixed-Price Swap	17,106	60.40
April 2025 - December 2025	Natural Gas	Collar	681,271		4.00	4.95
April 2025 - December 2026	Natural Gas	Fixed-Price Swap	3,010,069	3.60
January 2026 - March 2026	Natural Gas	Collar	375,481		3.60	5.00
January 2026 - March 2026	Natural Gas	Collar	213,251		4.00	5.39
April 2025 - December 2027	Natural Gas	Fixed-Price Swap	3,729,540	3.57
April 2026 - October 2026	Natural Gas	Collar	433,428		3.50	4.55